UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 21, 2014

TOROTEL, INC.
(Exact name of registrant as specified in its charter)

Missouri	1-8125	44-0610086
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 North Lindenwood Drive
Olathe, KS 66062
(Address of principal executive office)(Zip Code)

(913) 747-6111
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

On February 21, 2014, Torotel Products, Inc. ("Torotel Products”), a wholly-owned subsidiary of Torotel, Inc., entered into a new financing agreement (the “agreement”) with Commerce Bank, N.A (the “Bank”).  The agreement provides for a real estate term loan (the "Loan").

The Loan is in the principal amount of approximately $542,000.  The Loan has a 59 month term with a 15 year amortization period with the balance payable at maturity.  The associated annual interest rate is fixed at 4.05 percent.  Monthly repayments of approximately $4,873 consisting of both interest and principal are required.  The Loan is a refinancing of our previous real estate loan from the Bank with a payoff amount of approximately $540,000 and no cash proceeds were received.  Prepayment of the Loan up to $100,000 per year is allowed without penalty so long as these funds are generated through internal cash flow and not borrowed from a separate financial institution.  The Loan is cross collateralized and cross defaulted with all other facilities of Torotel Products and is secured by a first real estate mortgage on the property located at 620 North Lindenwood Drive in Olathe, Kansas.

Both Torotel, Inc. and Electronika, Inc. remain as additional guarantors pursuant to the 2010 guaranty and the loan is also made pursuant to the 2010 business loan agreement that was filed as Exhibit 10.11 to our quarterly report on Form 10-Q for the quarter ended October 31, 2010 filed on December 15, 2010.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits.

10.1 Promissory note for real estate term loan, executed February 21,2014

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOROTEL, INC.

By:	/s/ H. James Serrone
H. James Serrone
Vice President of Finance and
Chief Financial Officer

Date: February 27, 2014

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